UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 12, 2018

Nature’s Best Brands, Inc.
(Exact name of registrant as specified in Charter)

Florida	001-37807	47-3170676
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

305 W. Woodard Street, Suite 221, Denison TX 75020

(Address of Principal Executive Offices)

(903) 337-1872

(Registrant’s Telephone number)

Copies to:

Asher S. Levitsky PC

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, Suite 1100

New York, New York 10105

Phone: (646) 895-7152

Fax: (646) 895-7238

E-mail: alevitsky@egsllp.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

In pursuance of the Company’s plan to change its business direction and negotiate a non-exclusive distribution agreement with a manufacturer of medical device systems used for various forms of screening which provides physicians and medical professionals with useful data utilized for maximizing the management of patients’ health, on November 12, 2018, the Company entered into a supply and private label agreement with LD Technology, LLC pursuant to which LD Technology will manufacture and sell to the Company on a private label basis a non-invasive medical system that provides a clear overview and report of a patient’s autonomic nervous system and vascular functions in one exam.

The agreement provides that LD Technology’s agreement to provide the equipment on a private label basis is subject to the Company making minimum purchases on a quarterly basis for based on contract years ending on November 30. The minimum purchases, based on agreed-up pricing, start at $140,000 for the first quarter and $202,500 per quarter for the balance of the first contract year, increasing annually to $375,000 for each quarter in the fourth contract year. The Company is required to make payment at the time the purchase order is placed. If the Company fails to meet the purchase and payment requirements for any contract quarter, the Company has 15 business days from the end of the contract quarter to purchase and pay for the shortfall for such quarter, and, in the event that the Company fails to pay for such shortfall, the agreement shall automatically terminate without any notice from LD Technology.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURE’S BEST BRANDS, INC.

Date: November 23, 2018	By:	/s/ Lawrence Biggs
Lawrence Biggs
Chief Executive Officer

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